CARMAX RAISES FOURTH QUARTER EARNINGS EXPECTATIONS

Richmond, Va., March 10, 2006 - CarMax, Inc. (NYSE:KMX) today announced that for the fourth quarter ended February 28, 2006:

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Earnings per share are now expected in the range of 37 cents to 39 cents, compared with 28 cents per share in the fourth quarter last year and substantially above original earnings expectations for the quarter.

●	Comparable store used unit sales declined 3%, which is near the low end of the company’s original range of expectations.

On December 21, 2005, CarMax had estimated fourth quarter comparable store used unit sales performance in the range of -4% to +2% and earnings per share in the range of 25 cents to 31 cents.

“Our fourth quarter earnings will be stronger than expected, primarily as a result of continued strong increases in wholesale sales and profits,” said Austin Ligon, president and chief executive officer. “Our new expectations also include approximately 2 cents per share from favorable adjustments at CarMax Auto Finance.”

“We had a particularly challenging comparison to last year’s 12% used unit comps, which included 5 percentage points attributable to rolling out a new subprime finance provider,” said Ligon. “This year, subprime-financed sales represented only approximately 2% of our fourth quarter unit sales, as a result of program changes implemented by the provider. Absent this decline, we would have been slightly above the mid-point of our original comp expectation range.” Full details of the current quarter’s performance will be included in the company’s fourth quarter earnings release.

For the fiscal year, comparable store used unit sales increased 4% and earnings per share are estimated in the range of $1.38 to $1.40, representing growth of between 29% and 31% compared with the $1.07 per share earned in fiscal 2005.

Earnings Release and Conference Call Information

CarMax will release fourth quarter and fiscal year 2006 earnings on Thursday, March 30, 2006. The company will host a conference call for investors at 9:00 a.m. Eastern time on that date. Investors may access the call as follows:

●	Dial 1-888-298-3261 (international callers dial 1-706-679-7457). The conference ID for both domestic and international callers is 4712553.

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CarMax, Inc.

●	A live webcast also will be available on CarMax’s investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 11:00 a.m. Eastern time on March 30, 2006, through midnight, April 6, 2006. The telephone replay will be available by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference ID for both domestic and international callers is 4712553. A webcast replay of the call also will be available on the company’s investor information home page.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2006 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 67 used car superstores in 31 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended November 30, 2005, the company sold 285,950 used cars, which is 93% of the total 306,820 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

The company cautions readers that the statements contained in this release about the company’s future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

Contacts:

Investors and Financial Media:
Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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